Exhibit 99.1
Sterling Financial Corporation of Spokane, Wash., Reports Second Quarter 2012 Earnings of $320.9 Million, Including Release of Deferred Tax Asset Valuation Allowance, and Declaration of Cash Dividend

SPOKANE, Wash.--(BUSINESS WIRE)--July 26, 2012--Sterling Financial Corporation (NASDAQ:STSA) ("Sterling") today announced its operating results for the quarter ended June 30, 2012. For the quarter, Sterling recorded net income of $320.9 million, or $5.13 per diluted common share, compared to $13.3 million, or $0.21 per diluted common share, for the quarter ended March 31, 2012, and $7.6 million, or $0.12 per diluted common share, for the quarter ended June 30, 2011. Net income for the second quarter of 2012 included a $288.8 million release of the deferred tax asset valuation allowance. Income before income taxes for the second quarter of 2012 was $32.0 million, reflecting an increase of 141 percent from the first quarter of 2012, and 324 percent from the second quarter of 2011.

Following are selected financial highlights for the quarter ended June 30, 2012:

•	Net interest margin (tax equivalent) expanded by 18 basis points compared to the prior quarter.

•	Deposit costs were reduced by 9 basis points compared to the prior quarter.

•	Portfolio loan originations were $458.6 million, a 32.0 percent increase over the prior quarter.

•	Tangible book value was $18.92 per common share, compared to $13.71 per common share at the end of the prior quarter.

•	Tier 1 leverage ratio was 12.2 percent at June 30, 2012, compared to 10.9 percent a year ago.

•	Efficiency ratio was 66 percent, compared to 80 percent for the prior quarter.

Greg Seibly, Sterling's president and chief executive officer, said, "Sterling had another quarter of strong financial performance, and, as expected, substantially all of the deferred tax asset allowance was released. After several quarters of improved performance, our capital position is healthier than any point in the company's history. Accordingly, I am pleased to announce that our board of directors has unanimously approved a quarterly cash dividend of $0.15 per share of common stock. The dividend will be paid on August 20, 2012, to shareholders of record as of August 6, 2012. Any future cash dividends will be subject to ongoing review and approval by the board of directors on a quarterly basis."

Balance Sheet Management
Total loan balances were $6.08 billion at June 30, 2012, compared to $6.01 billion at the end of the prior quarter, and $5.60 billion at the same time a year ago. During the second quarter of 2012, Sterling originated $458.6 million of new portfolio loans (which exclude residential loans held for sale), compared to $347.5 million for the prior quarter and $425.9 million for the second quarter of 2011. The growth in originations over the prior quarter was primarily driven by multifamily loans, which expanded by $62.3 million, or 36 percent, and consumer loans, which expanded by $23.5 million, or 42 percent.

Investments and mortgage-backed securities available for sale were $2.12 billion at June 30, 2012, compared to $2.46 billion at the end of the prior quarter, and $2.49 billion at the same time last year. The reduction reflects the sale of $174.0 million of mortgage-backed securities during the quarter, for which a gain of $9.3 million was recognized.

At June 30, 2012, total deposits were $6.80 billion, compared to $6.95 billion at the end of the prior quarter, and $6.60 billion at June 30, 2011. The decrease from the prior quarter was primarily a result of decreased retail and brokered time deposits, which were reduced by $77.7 million and $68.4 million, respectively.

The deposit composition is set forth in the following table:

				Annual % Change
	June 30, 2012	March 31, 2012	June 30, 2011
	(in thousands)
Deposits:
Retail:
Transaction	$2,235,991	$2,174,007	$1,572,771	42%
Savings and MMDA	2,182,969	2,219,160	1,710,527	28%
Time deposits	1,812,000	1,889,654	2,279,025	(20)%
Total retail	6,230,960	6,282,821	5,562,323	12%
Public	269,191	302,058	561,651	(52)%
Brokered	296,623	364,989	480,024	(38)%
Total deposits	$6,796,774	$6,949,868	$6,603,998	3%
Gross loans to deposits	90%	87%	85%
				Annual Basis Point Change
Funding costs:
Cost of deposits	0.58%	0.67%	0.91%	(0.33)
Total funding liabilities	1.07%	1.15%	1.31%	(0.24)

Seibly said, "The cost of deposits for the second quarter was down 33 basis points from the same period last year. We continue to be successful at implementing our strategy of growing core deposits and relying less on brokered and public deposits. The decrease in deposit costs from the prior quarter reflects the full quarter's impact of deposit activity related to the First Independent Bank purchase transaction, which closed on February 29, 2012."

Operating Results
Net Interest Income
Sterling reported net interest income of $78.9 million for the quarter ended June 30, 2012, compared to $74.4 million for the prior quarter and $74.8 million for the quarter ended June 30, 2011. The increase of $4.6 million over the prior quarter was primarily a result of higher average loan balances, coupled with lower deposit costs. The net interest margin (tax equivalent) for the second quarter of 2012 was 3.56 percent, an improvement of 18 basis points over the prior quarter, and up 25 basis points over the same period a year ago.

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011
	(in thousands)
Net interest income	$78,910	$74,353	$74,807
Net interest margin (tax equivalent)	3.56%	3.38%	3.31%
Loan yield	5.36%	5.27%	5.33%

Total interest income was $101.0 million for the second quarter of 2012, compared to $98.0 million for the prior quarter, and $102.3 million for the same period a year ago. Interest income on loans increased by $5.7 million over the prior quarter as a result of higher average loan balances and an increase in the amount of discount accretion on acquired loans. The growth in loan interest income was partially offset by a reduction in interest income on MBS, which declined by $2.4 million compared to the prior quarter and by $7.0 million from the same period in 2011.

Interest income reversals on nonperforming loans were $3.2 million in the second quarter of 2012, compared to $4.2 million in the prior quarter and $9.6 million in the second quarter of 2011. These reversals reduced net interest margin by 14 basis points, 19 basis points and 42 basis points, respectively, for these periods.

Total interest expense was $22.1 million for the second quarter of 2012, compared to $23.6 million for the prior quarter and $27.5 million for the second quarter of 2011. Deposit interest expense was $9.9 million for the second quarter of 2012, a reduction of $1.2 million, or 11 percent, from the prior quarter, and down $5.3 million, or 35 percent, from the same period last year, reflecting the improved deposit mix.

Noninterest Income
Noninterest income includes income from mortgage banking operations, fee and service charges income, and other items such as net gains on sales of securities and loan servicing fees. During the second quarter of 2012, noninterest income was $44.7 million, compared to $31.6 million for the prior quarter and $34.3 million for the second quarter of 2011.

Income from mortgage banking operations for the second quarter of 2012 was $24.7 million, compared to $16.2 million for the prior quarter and $10.8 million for the second quarter of 2011. The increase from the prior quarter is attributable to higher margins on residential loan sales and higher volume of interest rate locks during the quarter. The increase from the second quarter of 2011 reflects higher levels of residential mortgage loan sales and associated margins. The margin on residential loan sales increased to 3.07 percent for the second quarter of 2012, up from 2.34 percent for the prior quarter and 2.21 percent for the same period a year ago.

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011
	(in thousands)
Loan originations - residential real estate for sale	$578,418	$576,876	$457,123
Loan sales - residential	576,545	567,100	398,120
Margin - residential loan sales	3.07%	2.34%	2.21%

For the quarter ended June 30, 2012, fees and service charges income contributed $14.1 million to noninterest income compared to $12.7 million for the prior quarter and $12.9 million for the second quarter of 2011. The increase in fees and service charges income compared to the prior periods was primarily attributable to the first full quarter of activity related to First Independent.

For the second quarter of 2012, the gain on sales of securities was $9.3 million, compared to $142,000 for the prior quarter and $8.3 million for the second quarter of 2011. Also, during the second quarter of 2012, Sterling recognized an other-than-temporary impairment charge of $6.8 million related to a single issuer trust preferred security issued by a leading global money center bank. There were no similar charges in the comparable periods.

For the quarter ended June 30, 2012, BOLI income was $3.8 million, compared to $1.7 million for the prior quarter and $1.6 million for the second quarter of 2011. The increase in BOLI income included $2.4 million related to the recognition of a death benefit.

During the second quarter of 2012, Sterling incurred a $2.7 million charge related to the prepayment of a $50.0 million term repurchase agreement with a fixed interest cost of 3.99 percent. There were no similar charges in the comparable periods.

Noninterest Expense
Noninterest expenses were $87.6 million for the second quarter of 2012, compared to $88.6 million for the prior quarter and $91.6 million for the second quarter of 2011. The decrease from the prior quarter is primarily a result of reduced acquisition-related expenses, a tax refund and lower employee compensation and benefits expense.

OREO operating expenses were $3.3 million for the second quarter of 2012, compared to $2.0 million for the prior quarter and $14.5 million for the same period last year. As of June 30, 2012, OREO consisted of 81 properties, compared to 118 properties at March 31, 2012 and 250 properties at June 30, 2011.

During the second quarter of 2012, Sterling received a $1.9 million Washington state Business and Occupation tax refund, which is included as a reduction in other noninterest expense. There were no similar refunds in the comparable periods.

Income Taxes
During the quarter ended June 30, 2012, Sterling recorded a $288.8 million income tax benefit, which was the result of reversing substantially all of the deferred tax asset valuation allowance. Sterling did not recognize any federal or state income tax expense during the comparable prior periods. Sterling does not expect to recognize any income tax expense until the first quarter of 2013, as the remaining deferred tax asset valuation allowance is expected to offset income tax expense for the third and fourth quarters of 2012. The deferred tax asset valuation allowance was established during 2009 due to the three year cumulative loss and the uncertainty at that time of Sterling's ability to generate future taxable income. The quarter ended June 30, 2012 marked the sixth consecutive quarter of profitability for Sterling. Based on this earnings performance trend, improvement in asset quality, higher net interest margin and the expectation of continued profitability, Sterling determined that the requirements to release the deferred tax asset valuation allowance had been met. As of June 30, 2012, the net deferred tax asset was $285.1 million, including $283.2 million of net operating loss and tax credit carryforwards.

With regard to the deferred tax asset, the benefits of Sterling's accumulated tax losses would be reduced in the event of an "ownership change," as determined under Section 382 of the Internal Revenue Code. During 2010, in order to preserve the benefits of these tax losses, Sterling's shareholders approved a protective amendment to Sterling's restated articles of incorporation and Sterling's board of directors adopted a tax preservation rights plan, both of which restrict certain stock transfers that would result in an investor acquiring more than 4.95 percent of Sterling's total outstanding common stock.

Credit Quality
During the second quarter of 2012, Sterling recognized net charge-offs of $5.0 million, compared to $20.2 million for the prior quarter and $33.4 million for the same period a year ago. Additionally, a charge-off of $4.1 million against the reserve for unfunded commitments was recognized during the second quarter of 2012, which included a $4.0 million settlement with a financial institution of any potential claims related to prior mortgage sales. For the second quarter of 2012, Sterling recorded a $4.0 million provision for credit losses, unchanged from the prior quarter and down by $6.0 million compared to the second quarter of 2011. The allowance for loan losses at June 30, 2012 was $158.2 million, or 2.60 percent of total loans, compared to $161.3 million, or 2.68 percent of total loans, at March 31, 2012, and $212.1 million, or 3.79 percent of total loans, at June 30, 2011.

At June 30, 2012, nonperforming assets were $321.1 million, or 3.35 percent of total assets, compared to $350.1 million, or 3.68 percent of total assets, at March 31, 2012, and $497.5 million, or 5.38 percent of total assets, at June 30, 2011.

As a result of Sterling's continued efforts to sell foreclosed properties, OREO decreased to $55.8 million at June 30, 2012, compared to $70.4 million at March 31, 2012, and $101.4 million at June 30, 2011. This represents decreases of 21 percent and 45 percent, respectively.

Second Quarter 2012 Earnings Conference Call
Sterling plans to host a conference call July 27, 2012 at 8:00 a.m. PDT to discuss the company's financial results. An audio webcast of the conference call can be accessed at Sterling's website. To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 1-517-308-9324 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling's website approximately one hour following the completion of the call. The webcast replay will be offered through August 27, 2012.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts, unaudited)	June 30, 2012	Mar 31, 2012	June 30, 2011
ASSETS:
Cash and due from banks	$454,692	$368,948	$587,210
Investments and mortgage-backed securities ("MBS") available for sale	2,119,008	2,459,880	2,494,002
Investments held to maturity	1,726	1,736	2,054
Loans held for sale	226,907	234,933	197,643
Loans receivable, net	5,926,575	5,853,558	5,387,714
Other real estate owned, net ("OREO")	55,801	70,383	101,406
Office properties and equipment, net	86,556	86,362	83,923
Bank owned life insurance ("BOLI")	176,593	176,345	172,774
Goodwill	22,577	21,730	0
Other intangible assets, net	22,656	24,447	14,480
Deferred tax asset, net	285,141	0	0
Other assets	221,281	203,959	200,389
Total assets	$9,599,513	$9,502,281	$9,241,595
LIABILITIES:
Deposits	$6,796,774	$6,949,868	$6,603,998
Advances from Federal Home Loan Bank	205,470	205,540	407,071
Repurchase agreements and fed funds	1,006,324	1,065,795	1,058,694
Other borrowings	245,292	245,291	245,287
Accrued expenses and other liabilities	124,859	138,174	118,935
Total liabilities	8,378,719	8,604,668	8,433,985
SHAREHOLDERS' EQUITY:
Preferred stock	0	0	0
Common stock	1,966,307	1,965,542	1,962,830
Accumulated other comprehensive income	67,102	65,571	17,733
Accumulated deficit	(812,615)	(1,133,500)	(1,172,953)
Total shareholders' equity	1,220,794	897,613	807,610
Total liabilities and shareholders' equity	$9,599,513	$9,502,281	$9,241,595
Book value per common share	$19.65	$14.46	$13.04
Tangible book value per common share	18.92	13.71	12.80
Shareholders' equity to total assets	12.7%	9.4%	8.7%
Tangible common equity to tangible assets (1)	12.3%	9.0%	8.6%
Common shares outstanding at end of period	62,124,551	62,094,447	61,952,072
Common stock warrants outstanding	2,722,541	2,722,541	2,722,541

(1) Common shareholders' equity less goodwill and other intangible assets divided by assets less goodwill and other intangible assets.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share amounts, unaudited)	Three Months Ended			Six Months Ended
	June 30, 2012	Mar 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
INTEREST INCOME:
Loans	$85,537	$79,841	$79,735	$165,378	$160,122
Mortgage-backed securities	12,936	15,335	19,928	28,271	39,962
Investments and cash	2,517	2,789	2,684	5,306	5,500
Total interest income	100,990	97,965	102,347	198,955	205,584
INTEREST EXPENSE:
Deposits	9,921	11,102	15,216	21,023	32,510
Borrowings	12,159	12,510	12,324	24,669	24,524
Total interest expense	22,080	23,612	27,540	45,692	57,034
Net interest income	78,910	74,353	74,807	153,263	148,550
Provision for credit losses	4,000	4,000	10,000	8,000	20,000
Net interest income after provision	74,910	70,353	64,807	145,263	128,550
NONINTEREST INCOME:
Fees and service charges	14,131	12,740	12,946	26,871	25,507
Mortgage banking operations	24,652	16,164	10,794	40,816	21,121
Loan servicing fees	(471)	2,380	709	1,909	1,810
BOLI	3,769	1,746	1,578	5,515	3,310
Gain on sales of securities	9,321	142	8,297	9,463	14,298
Other-than-temporary impairment losses on securities	(6,819)	0	0	(6,819)	0
Charge on prepayment of debt	(2,664)	0	0	(2,664)	0
Gains (losses) on other loan sales	2,811	600	471	3,411	(879)
Other	11	(2,185)	(460)	(2,174)	(850)
Total noninterest income	44,741	31,587	34,335	76,328	64,317
NONINTEREST EXPENSE:
Employee compensation and benefits	46,485	47,381	41,836	93,866	85,686
OREO	3,337	1,992	14,452	5,329	25,852
Occupancy and equipment	10,932	10,287	10,156	21,219	19,978
Depreciation	2,923	2,913	3,014	5,836	6,026
Amortization of other intangible assets	1,791	1,405	1,224	3,196	2,449
Other	22,139	24,671	20,905	46,810	39,904
Total noninterest expense	87,607	88,649	91,587	176,256	179,895
Income before income taxes	32,044	13,291	7,555	45,335	12,972
Income tax benefit	288,842	0	0	288,842	0
Net income	$320,886	$13,291	$7,555	$334,177	$12,972
Earnings per common share - basic	$5.17	$0.21	$0.12	$5.38	$0.21
Earnings per common share - diluted	$5.13	$0.21	$0.12	$5.33	$0.21
Average common shares outstanding - basic	62,112,936	62,078,404	61,943,851	62,095,670	61,937,353
Average common shares outstanding - diluted	62,610,054	62,682,987	62,312,224	62,648,152	62,320,028

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Three Months Ended			Six Months Ended
	June 30, 2012	Mar 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate:
For sale	$578,418	$576,876	$457,123	$1,155,294	$820,241
Permanent	46,569	28,728	26,578	75,297	50,941
Total residential real estate	624,987	605,604	483,701	1,230,591	871,182
Commercial real estate ("CRE"):
Investor CRE	16,190	6,456	7,236	22,646	41,366
Multifamily	234,971	172,710	217,139	407,681	336,985
Construction	845	823	5,686	1,668	9,882
Total commercial real estate	252,006	179,989	230,061	431,995	388,233
Commercial:
Owner occupied CRE	29,937	28,355	45,686	58,292	74,347
Commercial & Industrial ("C&I")	50,069	53,986	83,548	104,055	109,277
Total commercial	80,006	82,341	129,234	162,347	183,624
Consumer	79,991	56,455	40,018	136,446	68,375
Total loan originations	1,036,990	924,389	883,014	1,961,379	1,511,414
Total portfolio loan originations (excludes residential real estate for sale)	458,572	347,513	425,891	806,085	691,173
Loan purchases:
Residential real estate	37,734	37,028	0	74,762	7,550
Commercial real estate:
Investor CRE	0	0	0	0	48,584
Multifamily	251	140	0	391	2,440
Total commercial real estate	251	140	0	391	51,024
Commercial:
Owner occupied CRE	0	0	0	0	52,221
C&I	0	0	0	0	0
Total commercial	0	0	0	0	52,221
Consumer	10,740	0	0	10,740	0
Total loan purchases	48,725	37,168	0	85,893	110,795
Total loan originations and purchases	$1,085,715	$961,557	$883,014	$2,047,272	$1,622,209
PERFORMANCE RATIOS:
Return on assets	13.74%	0.58%	0.32%	7.20%	0.28%
Return on common equity	121.28%	5.98%	3.82%	63.63%	3.35%
Operating efficiency (1)	66%	80%	74%	72%	75%
Noninterest expense to assets	3.75%	3.84%	3.93%	3.80%	3.85%
Average assets	$9,390,288	$9,282,531	$9,338,409	9,336,413	9,419,196
Average common equity	$1,064,149	$894,329	$792,748	1,056,137	781,210
REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation
Tier 1 leverage ratio	12.2%	11.1%	10.9%	12.2%	10.9%
Tier 1 risk-based capital ratio	17.3%	16.1%	16.9%	17.3%	16.9%
Total risk-based capital ratio	18.6%	17.4%	18.2%	18.6%	18.2%
Sterling Bank:
Tier 1 leverage ratio	12.0%	10.8%	10.6%	12.0%	10.6%
Tier 1 risk-based capital ratio	17.1%	15.7%	16.4%	17.1%	16.4%
Total risk-based capital ratio	18.4%	17.0%	17.7%	18.4%	17.7%
OTHER:
FTE employees at end of period (whole numbers)	2,523	2,493	2,480	2,523	2,480
(1) Operating efficiency ratio calculated as noninterest expense, excluding OREO and amortization of core deposit intangibles, divided by net interest income (tax equivalent) plus noninterest income, excluding gain on sales of securities, other-than-temporary impairment losses on securities and charge on prepayment of debt.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	June 30, 2012	Mar 31, 2012	June 30, 2011
INVESTMENT PORTFOLIO DETAIL:
Available for sale:
MBS	$1,897,310	$2,233,175	$2,282,497
Municipal bonds	203,537	206,743	189,647
Other	18,161	19,962	21,858
Total	$2,119,008	$2,459,880	$2,494,002
Held to maturity:
Tax credits	$1,726	$1,736	$2,054
Total	$1,726	$1,736	$2,054
LOAN PORTFOLIO DETAIL:
Residential real estate	$785,482	738,739	712,638
Commercial real estate:
Investor CRE	1,324,917	1,421,085	1,324,058
Multifamily	1,311,247	1,149,498	811,917
Construction	111,550	166,607	308,273
Total commercial real estate	2,747,714	2,737,190	2,444,248
Commercial:
Owner occupied CRE	1,309,587	1,326,218	1,280,425
C&I	504,396	495,225	461,394
Total commercial	1,813,983	1,821,443	1,741,819
Consumer	736,397	715,971	703,675
Gross loans receivable	6,083,576	6,013,343	5,602,380
Deferred loan fees, net	1,243	1,488	(2,578)
Allowance for loan losses	(158,244)	(161,273)	(212,088)
Net loans receivable	$5,926,575	$5,853,558	$5,387,714
DEPOSITS DETAIL:
Noninterest bearing transaction	1,539,786	1,513,616	1,067,637
Interest bearing transaction	696,205	660,391	505,134
Savings and MMDA	2,270,395	2,312,494	1,933,941
Time deposits	2,290,388	2,463,367	3,097,286
Total deposits	$6,796,774	$6,949,868	$6,603,998
Number of transaction accounts (whole numbers):
Interest bearing transaction accounts	50,617	55,298	44,116
Noninterest bearing transaction accounts	192,644	185,362	166,483
Total transaction accounts	243,261	240,660	210,599

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	June 30, 2012	Mar 31, 2012	June 30, 2011
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$161,273	$177,458	$232,944
Provision	2,000	4,000	12,500
Charge-offs:
Residential real estate	(157)	(2,187)	(4,210)
Commercial real estate:
Investor CRE	(6,577)	(4,992)	(9,269)
Multifamily	0	(318)	(457)
Construction	(2,904)	(6,208)	(19,019)
Total commercial real estate	(9,481)	(11,518)	(28,745)
Commercial:
Owner occupied CRE	(3,164)	(7,692)	(3,908)
C&I	(442)	(1,841)	0
Total commercial	(3,606)	(9,533)	(3,908)
Consumer	(1,643)	(2,452)	(2,117)
Total charge-offs	(14,887)	(25,690)	(38,980)
Recoveries:
Residential real estate	673	212	603
Commercial real estate:
Investor CRE	3,459	81	875
Multifamily	1	1	1,167
Construction	2,164	3,152	1,879
Total commercial real estate	5,624	3,234	3,921
Commercial:
Owner occupied CRE	1,249	1,193	0
C&I	1,922	319	763
Total commercial	3,171	1,512	763
Consumer	390	547	337
Total recoveries	9,858	5,505	5,624
Net charge-offs	(5,029)	(20,185)	(33,356)
Allowance - loans, end of quarter	158,244	161,273	212,088
Reserve for unfunded commitments, beginning of quarter	10,028	10,029	10,641
Provision	2,000	0	(2,500)
Charge-offs	(4,076)	(1)	(710)
Reserve for unfunded commitments, end of quarter	7,952	10,028	7,431
Total credit allowance	$166,196	$171,301	$219,519
Net charge-offs to average net loans (annualized)	0.16%	1.33%	2.23%
Net charge-offs to average net loans (ytd)	0.08%	0.33%	0.96%
Loan loss allowance to total loans	2.60%	2.68%	3.79%
Total credit allowance to total loans	2.73%	2.85%	3.92%
Loan loss allowance to nonperforming loans	60%	58%	54%
Total credit allowance to nonperforming loans	63%	61%	55%

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	June 30, 2012	Mar 31, 2012	June 30, 2011
NONPERFORMING ASSETS:
Past 90 days due and accruing	$0	$0	$0
Nonaccrual loans	176,220	187,202	311,832
Restructured loans	89,120	92,500	84,277
Total nonperforming loans	265,340	279,702	396,109
OREO	55,801	70,383	101,406
Total nonperforming assets	321,141	350,085	497,515
Specific reserve on nonperforming loans	(10,196)	(13,354)	(17,083)
Net nonperforming assets	$310,945	$336,731	$480,432
Nonperforming loans to total loans	4.36%	4.65%	7.07%
Nonperforming assets to total assets	3.35%	3.68%	5.38%
Loan delinquency ratio (60 days and over)	2.60%	3.25%	5.46%
Classified assets	$327,336	$410,568	$603,758
Classified assets to total assets	3.41%	4.32%	6.53%
Classified assets to Sterling Bank Tier 1 capital plus total credit allowance	26%	35%	50%
Nonperforming assets by collateral type:
Residential real estate	$46,781	$54,041	$64,748
Commercial real estate:
Investor CRE	80,436	55,238	66,811
Multifamily	26,508	7,216	9,523
Construction	68,082	130,564	245,113
Total commercial real estate	175,026	193,018	321,447
Commercial:
Owner occupied CRE	81,640	81,746	104,988
C&I	12,526	14,937	0
Total commercial	94,166	96,683	104,988
Consumer	5,168	6,343	6,332
Total nonperforming assets	$321,141	$350,085	$497,515

Sterling Financial Corporation
AVERAGE BALANCE AND RATE

(in thousands, unaudited)	Three Months Ended
	June 30, 2012			Mar 31, 2012			June 30, 2011
	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates
ASSETS:
Loans:
Mortgage	$3,863,940	$49,486	5.12%	$3,544,106	$44,083	4.98%	$3,516,320	$43,777	4.98%
Commercial and consumer	2,540,930	36,147	5.72%	2,540,330	35,857	5.68%	2,478,564	36,074	5.84%
Total loans	6,404,870	85,633	5.36%	6,084,436	79,940	5.27%	5,994,884	79,851	5.33%
MBS	1,984,471	12,936	2.61%	2,225,040	15,335	2.76%	2,450,178	19,928	3.25%
Investments and cash	549,590	3,422	2.50%	582,753	3,819	2.64%	668,553	3,732	2.24%
FHLB stock	99,227	0	0.00%	99,057	0	0.00%	99,629	0	0.00%
Total interest earning assets	9,038,158	101,991	4.52%	8,991,286	99,094	4.42%	9,213,244	103,511	4.50%
Noninterest earning assets	352,130			291,245			125,165
Total average assets	$9,390,288			$9,282,531			$9,338,409
LIABILITIES and EQUITY:
Deposits:
Interest bearing transaction	$666,243	93	0.06%	$559,643	104	0.07%	$502,303	128	0.10%
Savings and MMDA	2,285,426	1,025	0.18%	2,185,621	1,191	0.22%	1,981,455	1,740	0.35%
Time deposits	2,380,453	8,803	1.49%	2,562,754	9,807	1.54%	3,172,641	13,348	1.69%
Total interest bearing deposits	5,332,122	9,921	0.75%	5,308,018	11,102	0.84%	5,656,399	15,216	1.08%
Borrowings	1,486,167	12,159	3.29%	1,625,916	12,510	3.09%	1,704,126	12,324	2.90%
Total interest bearing liabilities	6,818,289	22,080	1.30%	6,933,934	23,612	1.37%	7,360,525	27,540	1.50%
Noninterest bearing transaction	1,510,591	0	0.00%	1,326,770	0	0.00%	1,040,000	0	0.00%
Total funding liabilities	8,328,880	22,080	1.07%	8,260,704	23,612	1.15%	8,400,525	27,540	1.31%
Other noninterest bearing liabilities	(2,741)			127,498			145,136
Total average liabilities	8,326,139			8,388,202			8,545,661
Total average equity	1,064,149			894,329			792,748
Total average liabilities and equity	$9,390,288			$9,282,531			$9,338,409
Net interest income and spread (tax equivalent)		$79,911	3.22%		$75,482	3.05%		$75,971	3.00%
Net interest margin (tax equivalent)			3.56%			3.38%			3.31%

Deposits:
Total interest bearing deposits	$5,332,122	$9,921	0.75%	$5,308,018	$11,102	0.84%	$5,656,399	$15,216	1.08%
Noninterest bearing transaction	1,510,591	0	0.00%	1,326,770	0	0.00%	1,040,000	0	0.00%
Total deposits	$6,842,713	$9,921	0.58%	$6,634,788	$11,102	0.67%	$6,696,399	$15,216	0.91%

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank that operates under the registered trade names of Sterling Bank and Sonoma Bank. Sterling Savings Bank operates as Sonoma Bank only in the State of California. Sterling offers banking products and services, mortgage lending, and investment products to individuals, small businesses, commercial organizations and corporations. As of June 30, 2012, Sterling Financial Corporation had assets of $9.60 billion and operated 186 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations, strategies and intentions and other statements contained in this release that are not historical facts and pertain to Sterling's future operating results and capital position, including Sterling's ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs and potential liabilities, realize operating efficiencies, execute its business strategy, make dividend payments, compete in the marketplace and provide increased customer support and service. When used in this release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's control. These include but are not limited to: Sterling's ability to execute on its business plan and maintain adequate liquidity; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in market interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; exposure to material litigation; lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions; and Sterling's ability to comply with regulatory actions and agreements. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Sterling's Annual Report on Form 10-K, as updated periodically in Sterling's filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation

Media contact:
Cara Coon, 509-626-5348
cara.coon@bankwithsterling.com
or
Investor contact:
Patrick Rusnak, 509-227-0961